EXHIBIT 4.2

                                                                  EXECUTION COPY

                       TERMINATION OF INDEMNITY AGREEMENT

           THIS TERMINATION AGREEMENT, dated as of November 30, 2004 ("Termination Agreement"), is entered into between American International Group, Inc. ("AIG") and JPMorgan Chase Bank, N.A., as successor-in-interest to Bank One, National Association not in its individual capacity but solely as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

           WHEREAS, AIG and the Trustee are parties to that certain Indemnity Agreement, dated as of October 15, 2000, as amended (the "Agreement");

           WHEREAS, AIG desires to terminate the Agreement and the Trustee has so agreed;

           WHEREAS, the Rating Agencies have confirmed that the termination of the Agreement will not result in a reduction or withdrawal of the current rating of any outstanding Series or Class of Notes;

           NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

           I. AMOUNTS DUE. The parties hereby represents and warrants that as of the date hereof, there are no due and unpaid outstanding amounts under the Agreement.

           II. TERMINATION. The Agreement is terminated and of no further force or effect as of the date hereof.

           III. REPRESENTATIONS. Each party represents as to itself that it has duly and validly executed and delivered this Termination Agreement and that, assuming this Termination Agreement has been duly and validly executed and delivered by the other party hereto, this Termination Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           IV. COUNTERPARTS. This Termination Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that both parties need not sign the same counterpart.

           V. GOVERNING LAW. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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           IN WITNESS WHEREOF, each of the parties has caused this Termination
Agreement to be duly executed on its behalf as of the day and year first above written.

                                      AMERICAN INTERNATIONAL GROUP, INC.


                                      By:
                                          --------------------------------------
                                           Name:
                                           Title:


                                      By:
                                          --------------------------------------
                                           Name:
                                           Title:


                                      JPMORGAN CHASE BANK, N.A., as successor-in-interest to BANK ONE, NATIONAL ASSOCIATION, as Trustee


                                      By:
                                          --------------------------------------
                                           Name:
                                           Title:






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